Exhibit 99

OTIS REPORTS SECOND QUARTER 2021 RESULTS

Delivers strong second quarter results with sales growth and margin expansion in both segments and double-digit New Equipment orders growth; improves 2021 outlook

•2Q Net sales up 22.2%; organic sales up 15.4%
•2Q GAAP EPS up 46.2%; adjusted EPS up 41.1%
•2Q New Equipment orders up 23.9%; backlog up 10%, 5% at constant currency
•2Q GAAP cash flow from operations of $533 million; free cash flow of $493 million, or 151% of net income
•Completed $0.5 billion in share repurchases year-to-date
•Improved outlook* for full-year with organic sales up 7.5 to 8%, adjusted earnings per share of $2.89 to $2.93 and free cash flow of $1.45 to $1.5 billion

FARMINGTON, Conn., July 26, 2021 – Otis Worldwide Corporation (NYSE:OTIS) reported second quarter 2021 net sales of $3.7 billion with 15.4% organic growth. GAAP operating profit was up $145 million and margin expanded 150 basis points to 15.2%. Adjusted operating profit was up $115 million and margin expanded 40 basis points to 15.5%. GAAP diluted earnings per share (EPS) increased 46.2% to $0.76 and adjusted diluted EPS increased 41.1% to $0.79.

“Otis had an excellent first half with positive momentum continuing in the second quarter as we executed our long-term strategy and delivered for our customers amid strengthening demand and recovery in our end markets. In addition to launching Gen3TM and Gen360TM, our newest, innovative platforms with built-in IoT connectivity, we grew New Equipment orders by 24% and our industry-leading maintenance portfolio by 3%. We also delivered mid-teens organic sales growth with margin expansion in both segments,” said President & CEO Judy Marks. “This strong performance and progress on our strategic priorities gives us the confidence to improve our 2021 outlook across all key metrics and raise our share repurchase target to $750 million for the year, demonstrating our ongoing commitment to deliver value for our shareholders.”

Key Figures

($ millions, except per share amounts)	Quarter Ended June 30,				Six Months Ended June 30,
	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$3,701	$3,029	22.2%	15.7%	$7,109	$5,995	18.6%	13.1%
Organic sales				15.4%				12.9%

GAAP
Operating profit	$561	$416	$145		$1,070	$745	$325
Operating profit margin	15.2%	13.7%	150 bps		15.1%	12.4%	270 bps
Net income	$326	$224	45.5%		$634	$389	63.0%
Earnings per share	$0.76	$0.52	46.2%		$1.47	$0.90	63.3%

Adjusted non-GAAP comparison
Operating profit	$572	$457	$115	$80	$1,105	$907	$198	$137
Operating profit margin	15.5%	15.1%	40 bps		15.5%	15.1%	40 bps
Net income	$342	$244	40.2%		$654	$506	29.2%
Earnings per share	$0.79	$0.56	41.1%		$1.51	$1.17	29.1%

Second quarter net sales of $3.7 billion increased 22.2% versus the prior year, with a 15.4% increase in organic sales. Organic sales growth was strong in both New Equipment and Service.

Second quarter GAAP operating profit of $561 million increased $145 million driven by segment operating profit growth of $128 million and the absence of non-recurring separation costs. GAAP operating profit margin expanded 150 basis points to 15.2%.

Adjusted operating profit of $572 million increased $115 million and $80 million at constant currency with segment operating profit growth of $83 million. Adjusted operating profit margin expanded 40 basis points to 15.5%, with margin expansion in both New Equipment and Service.

GAAP EPS of $0.76 increased $0.24 and adjusted EPS of $0.79 increased $0.23, driven by operating profit growth and lower interest expense. Adjusted EPS also benefited from a lower adjusted tax rate.

First half net sales increased 18.6% driven by a 12.9% increase in organic sales and 5.5% benefit from foreign exchange. GAAP and adjusted operating profit increased $325 million and $198 million, respectively, with segment operating profit growth of $198 million. GAAP operating profit also benefited from the absence of a fixed asset impairment charge taken in the prior year and lower non-recurring separation costs. GAAP and adjusted operating profit margin expanded 270 and 40 basis points, respectively.

New Equipment

	Quarter Ended June 30,				Six Months Ended June 30,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$1,727	$1,294	33.5%	25.6%	$3,185	$2,417	31.8%	25.5%
Organic sales				25.4%				25.3%

GAAP
Operating profit	$147	$79	$68		$251	$143	$108
Operating profit margin	8.5%	6.1%	240 bps		7.9%	5.9%	200 bps

Adjusted non-GAAP comparison
Operating profit	$155	$91	$64	$52	$264	$156	$108	$91
Operating profit margin	9.0%	7.0%	200 bps		8.3%	6.5%	180 bps

In the second quarter, net sales of $1.7 billion increased 33.5% with a 25.4% increase in organic sales. Organic sales were up mid-30s in the Americas and EMEA and up mid-teens in Asia with double digit growth in China.

GAAP operating profit of $147 million increased $68 million and adjusted operating profit of $155 million increased $64 million primarily driven by higher volume. GAAP and adjusted operating profit margin expanded 240 and 200 basis points to 8.5% and 9.0%, respectively.

New Equipment orders were up 23.9% at constant currency with double digit growth in the Americas and high teens growth in EMEA and Asia. New Equipment orders in China were up mid-teens. New equipment backlog increased 10% and 5% at constant currency versus prior year.

First half net sales increased 31.8% with a 25.3% increase in organic sales. GAAP and adjusted operating profit each increased $108 million and adjusted operating profit increased $91 million at constant currency primarily due to the benefit of higher volume. GAAP and adjusted operating profit margin expanded 200 and 180 basis points, respectively.

Service

	Quarter Ended June 30,				Six Months Ended June 30,
($ millions)	2021	2020	Y/Y	Y/Y (CFX)	2021	2020	Y/Y	Y/Y (CFX)
Net sales	$1,974	$1,735	13.8%	8.1%	$3,924	$3,578	9.7%	4.8%
Organic sales				7.8%				4.5%

GAAP
Operating profit	$441	$381	$60		$871	$781	$90
Operating profit margin	22.3%	22.0%	30 bps		22.2%	21.8%	40 bps

Adjusted non-GAAP comparison
Operating profit	$444	$389	$55	$31	$884	$794	$90	$46
Operating profit margin	22.5%	22.4%	10 bps		22.5%	22.2%	30 bps

In the second quarter, net sales of $2.0 billion increased 13.8% with a 7.8% increase in organic sales. Organic maintenance and repair sales increased 7.5% and organic modernization sales increased 9.3%.

GAAP operating profit of $441 million increased $60 million and adjusted operating profit of $444 million increased $55 million as the benefits of higher volume, favorable pricing and foreign exchange were partially offset by field and SG&A headwinds, including prior year cost containment actions related to COVID-19 and incremental public company standalone costs. GAAP and adjusted operating profit margin expanded 30 and 10 basis points to 22.3% and 22.5%, respectively.

First half net sales increased 9.7% with a 4.5% increase in organic sales. GAAP and adjusted operating profit each increased $90 million and adjusted operating profit increased $46 million at constant currency primarily from the benefit of higher volume. GAAP and adjusted operating profit margin expanded 40 and 30 basis points, respectively.

Cash flow

	Quarter Ended June 30,			Six Months Ended June 30,
($ millions)	2021	2020	Y/Y	2021	2020	Y/Y
Cash flow from operations	$533	$664	$(131)	$1,118	$823	$295
Free cash flow	$493	$628	$(135)	$1,034	$748	$286
Free cash flow conversion	151%	280%		163%	192%

Second quarter cash from operations of $533 million decreased $131 million versus prior year as higher GAAP net income was more than offset by the working capital impact from higher sales as the business recovers from COVID-19. Second quarter free cash flow of $493 million decreased $135 million versus prior year.

First half cash from operations of $1.1 billion increased $295 million and free cash flow increased $286 million to $1.0 billion.

2021 Outlook*
Otis is improving its full year outlook:
•Net sales of $14.1 to $14.2 billion, up 10.5 to 11%
•Organic sales up 7.5 to 8%
◦Organic New Equipment sales up 12 to 13%
◦Organic Service sales up 4 to 4.5%
•Adjusted operating profit of $2.16 to $2.18 billion, up $240 to $260 million at actual currency; up $170 to $190 million at constant currency
•Adjusted EPS of $2.89 to $2.93, up 15 to 16%; adjusted effective tax rate of approximately 29.0%
•Free cash flow of $1.45 to $1.5 billion with conversion of approximately 120% of GAAP net income

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted effective tax rate and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain approximately 2.1 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 69,000 people strong, including 40,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Organic sales, adjusted selling, general and administrative (“SG&A”) expense, earnings before interest taxes and depreciation (“EBITDA”), adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted diluted earnings per share (“EPS”), adjusted effective tax rate and free cash flow are non-GAAP financial measures.

Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (“other significant items”). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted SG&A expense represents SG&A expense (a GAAP measure), excluding restructuring costs, other significant items and allocated costs for certain functions and services previously performed by United Technologies Corporation (“UTC”) prior to our separation (“UTC allocated costs”) and including solely for fiscal years prior to 2020 estimated standalone public company costs, as though Otis’ operations had been conducted independently from UTC (“standalone costs”). Standalone costs for fiscal years prior to 2020 are based on quarterly estimates determined during Otis’ annual planning process for the 2020 fiscal year. Recurring standalone costs for 2021 and 2020 are not adjusted.

Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs, other non-recurring significant items, UTC allocated costs and including solely for fiscal years prior to 2020 estimated standalone public company costs.

Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other non-recurring significant items and UTC allocated costs and including solely for fiscal years prior to 2020 estimated standalone public company costs, estimated adjustments to non-service pension expense, net interest expense and income tax expense as if Otis was a standalone public company (“standalone operating income adjustments”). Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), adjusted for the per share impact of restructuring, other significant items and solely for fiscal years prior to 2020 standalone operating income adjustments.

The adjusted effective tax rate represents the effective tax rate (a GAAP measure) adjusted for the tax impact of restructuring costs, non-recurring significant items and solely for fiscal year prior to 2020 the tax impact of the additional adjustments (estimated standalone public company costs, interest expense and non-service pension expense).

EBITDA represents net income from operations (a GAAP measure), adjusted for noncontrolling interests, income tax expense, net interest expense, non-service pension expense and depreciation and amortization. Adjusted EBITDA represents EBITDA, as calculated above, adjusted for the impact of restructuring, other significant items and UTC allocated costs, including solely for fiscal years prior to 2020 estimated standalone public company costs. Management believes that adjusted SG&A, EBITDA, adjusted EBITDA, adjusted operating profit, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance and to the extent applicable as if it had been a standalone public company for fiscal years prior to 2020.

Additionally, GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders.

When we provide our expectations for organic sales, adjusted operating profit, adjusted net income, adjusted effective tax rate, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,”

“estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance or the separation and distribution. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Otis following its separation from United Technologies Corporation, including the estimated costs associated with the separation and distribution and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations), natural disasters and the financial condition of Otis’ customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness and capital spending and research and development spending; (4) future availability of credit and factors that may affect such availability, including credit market conditions in the U.S. and other countries in which Otis and its businesses operate and Otis’ capital structure; (5) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (6) fluctuations in prices of and delays and disruption in delivery of materials and services from suppliers; (7) cost reduction efforts and restructuring costs and savings and other consequences thereof; (8) new business and investment opportunities; (9) the anticipated benefits of moving away from diversification and balance of operations across product lines, regions and industries; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes; (13) the effect of changes in political conditions in the U.S., including the new U.S. Administration, and other countries in which Otis and its businesses operate, including China’s response to the new U.S. administration and the United Kingdom’s recent withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (14) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate, including changes as a result of the new U.S. Administration; (15) the ability of Otis to retain and hire key personnel; (16) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (17) the expected benefits of the separation and distribution and the timing thereof; (18) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions; (19) risks associated with indebtedness incurred as a result of financing transactions undertaken in connection with the separation; (20) the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed Otis’ estimates; and (21) the impact of the separation on Otis’ businesses and Otis’ resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statements on Form 10 and Form S-3 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2021	2020	2021	2020
Net Sales	$3,701	$3,029	$7,109	$5,995
Costs and Expenses:
Cost of products and services sold	2,626	2,138	5,015	4,207
Research and development	39	37	74	75
Selling, general and administrative	484	441	966	906
Total Costs and Expenses	3,149	2,616	6,055	5,188
Other income (expense), net	9	3	16	(62)
Operating profit	561	416	1,070	745
Non-service pension cost (benefit)	2	1	4	(2)
Interest expense (income), net	27	41	59	46
Net income before income taxes	532	374	1,007	701
Income tax expense	153	109	276	234
Net income	379	265	731	467
Less: Noncontrolling interest in subsidiaries' earnings	53	41	97	78
Net income attributable to common shareholders	$326	$224	$634	$389
Earnings Per Share of Common Stock:
Basic	$0.76	$0.52	$1.48	$0.90
Diluted	$0.76	$0.52	$1.47	$0.90
Weighted Average Number of Shares Outstanding:
Basic shares	427.9	433.1	429.8	433.1
Diluted Shares	431.6	434.1	432.7	433.6

Otis Worldwide Corporation
Segment Net Sales and Operating Profit

	Quarter Ended June 30,		Quarter Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$1,727	$1,727	$1,294	$1,294
Service	1,974	1,974	1,735	1,735
Consolidated Net Sales	$3,701	$3,701	$3,029	$3,029

Operating Profit
New Equipment	$147	$155	$79	$91
Service	441	444	381	389
Segment Operating Profit	588	599	460	480
General corporate expenses and other	(27)	(27)	(44)	(23)
Consolidated Operating Profit	$561	$572	$416	$457

Segment Operating Profit Margin
New Equipment	8.5%	9.0%	6.1%	7.0%
Service	22.3%	22.5%	22.0%	22.4%
Total Operating Profit Margin	15.2%	15.5%	13.7%	15.1%

	Six Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021		2020
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$3,185	$3,185	$2,417	$2,417
Service	3,924	3,924	3,578	3,578
Consolidated Net Sales	$7,109	$7,109	$5,995	$5,995

Operating Profit
New Equipment	$251	$264	$143	$156
Service	871	884	781	794
Segment Operating Profit	1,122	1,148	924	950
General corporate expenses and other	(52)	(43)	(179)	(43)
Consolidated Operating Profit	$1,070	$1,105	$745	$907

Segment Operating Profit Margin
New Equipment	7.9%	8.3%	5.9%	6.5%
Service	22.2%	22.5%	21.8%	22.2%
Total Operating Profit Margin	15.1%	15.5%	12.4%	15.1%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020

New Equipment
Net sales	$1,727	$1,294	$3,185	$2,417
GAAP Operating profit	147	79	251	143
Restructuring	8	12	13	13
Adjusted New Equipment Operating Profit	$155	$91	$264	$156
Adjusted operating profit margin	9.0%	7.0%	8.3%	6.5%

Service
Net sales	$1,974	$1,735	$3,924	$3,578
GAAP Operating profit	441	381	871	781
Restructuring	3	8	13	13
Adjusted Service Operating Profit	$444	$389	$884	$794
Adjusted Operating Profit Margin	22.5%	22.4%	22.5%	22.2%

General corporate expenses and other
General corporate expenses and other	$(27)	$(23)	$(43)	$(43)

Adjusted Total Operating Profit	$572	$457	$1,105	$907

Total Otis
GAAP Operating profit	$561	$416	$1,070	$745
Restructuring	11	20	26	26
One-time separation costs, net	—	21	9	53
Fixed asset impairment	—	—	—	67
UTC allocated corporate expenses	—	—	—	16
Adjusted Total Operating Profit	$572	$457	$1,105	$907
Adjusted Operating Profit Margin	15.5%	15.1%	15.5%	15.1%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Adjusted Operating Profit	$572	$457	$1,105	$907
Non-service pension cost (benefit)	2	1	4	(2)
Net interest expense	27	41	59	46
Adjusted income from operations before income taxes	543	415	1,042	863
Income tax expense	153	109	276	234
Tax impact on restructuring and non-recurring items	6	20	9	39
Non-recurring tax items	(11)	1	6	6
Adjusted net income from operations	395	285	751	584
Noncontrolling interest	53	41	97	78
Adjusted net income attributable to common shareholders	$342	$244	$654	$506

GAAP income attributable to common shareholders	$326	$224	$634	$389
Restructuring	11	20	26	26
One-time separation costs, net	—	21	9	53
Fixed asset impairment	—	—	—	67
UTC allocated corporate expenses	—	—	—	16
Tax effects of restructuring, non-recurring items and other adjustments	(6)	(20)	(9)	(39)
Non-recurring tax items	11	(1)	(6)	(6)
Adjusted net income attributable to common shareholders	$342	$244	$654	$506

Diluted Earnings Per Share	$0.76	$0.52	$1.47	$0.90
Impact to diluted earnings per share	0.03	0.04	0.04	0.27
Adjusted Diluted Earnings Per Share	$0.79	$0.56	$1.51	$1.17

Effective Tax Rate	28.8%	29.1%	27.4%	33.4%
Impact of adjustments on effective tax rate	(1.9)%	2.2%	0.5%	(1.1)%
Adjusted Effective Tax Rate	26.9%	31.3%	27.9%	32.3%

Otis Worldwide Corporation

Components of Changes in Net Sales

Quarter Ended June 30, 2021 Compared with Quarter Ended June 30, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	25.4%	7.9%	0.2%	33.5%
Service	7.8%	5.7%	0.3%	13.8%
Maintenance and Repair	7.5%	5.7%	0.4%	13.6%
Modernization	9.3%	4.8%	0.3%	14.4%
Total Net Sales	15.4%	6.5%	0.3%	22.2%

Six Months Ended June 30, 2021 Compared with Six Months Ended June 30, 2020

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	25.3%	6.3%	0.2%	31.8%
Service	4.5%	4.9%	0.3%	9.7%
Maintenance and Repair	4.4%	5.1%	0.3%	9.8%
Modernization	4.7%	4.2%	0.2%	9.1%
Total Net Sales	12.9%	5.5%	0.2%	18.6%

Components of New Equipment Backlog

Growth %
Q2 2021
New Equipment Backlog increase at actual currency	10%
Foreign exchange impact to New Equipment Backlog	(5)%
New Equipment Backlog at constant currency	5%

Otis Worldwide Corporation
Reconciliation of Adjusted Operating Profit at Constant Currency

Quarter Ended June 30, 2021 Compared with Quarter Ended June 30, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$155	$91	$64
Impact of foreign exchange	(12)	—	(12)
Adjusted Operating Profit at constant currency	$143	$91	$52

Service
Adjusted Operating Profit	$444	$389	$55
Impact of foreign exchange	(24)	—	(24)
Adjusted Operating Profit at constant currency	$420	$389	$31

Otis Consolidated
Adjusted Operating Profit	$572	$457	$115
Impact of foreign exchange	(35)	—	(35)
Adjusted Operating Profit at constant currency	$537	$457	$80

Six Months Ended June 30, 2021 Compared with Six Months Ended June 30, 2020

(dollars in millions)	2021	2020	Y/Y
New Equipment
Adjusted Operating Profit	$264	$156	$108
Impact of foreign exchange	(17)	—	(17)
Adjusted Operating Profit at constant currency	$247	$156	$91

Service
Adjusted Operating Profit	$884	$794	$90
Impact of foreign exchange	(44)	—	(44)
Adjusted Operating Profit at constant currency	$840	$794	$46

Otis Consolidated
Adjusted Operating Profit	$1,105	$907	$198
Impact of foreign exchange	(61)	—	(61)
Adjusted Operating Profit at constant currency	$1,044	$907	$137

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	June 30, 2021	December 31, 2020
(amounts in millions, except per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$1,923	$1,782
Accounts receivable, net	3,194	3,148
Contract assets	492	458
Inventories, net	673	659
Other current assets	399	446
Total Current Assets	6,681	6,493
Future income tax benefits	334	334
Fixed assets, net	781	774
Operating lease right-of-use assets	571	542
Intangible assets, net	458	484
Goodwill	1,742	1,773
Other assets	290	310
Total Assets	$10,857	$10,710

Liabilities and (Deficit) Equity
Short-term borrowings	$343	$701
Accounts payable	1,569	1,453
Accrued liabilities	1,989	1,977
Contract liabilities	2,815	2,542
Total Current Liabilities	6,716	6,673
Long-term debt	5,457	5,262
Future pension and postretirement benefit obligations	643	654
Operating lease liabilities	386	367
Future income tax obligations	285	321
Other long-term liabilities	624	634
Total Liabilities	14,111	13,911

Redeemable noncontrolling interest	63	83
Shareholders' (Deficit) Equity:
Preferred Stock	—	—
Common Stock and additional paid-in capital	86	59
Treasury Stock	(506)	—
Accumulated deficit	(2,633)	(3,076)
Accumulated other comprehensive income (loss)	(803)	(815)
Total Shareholders' (Deficit) Equity	(3,856)	(3,832)
Noncontrolling interest	539	548
Total (Deficit) Equity	(3,317)	(3,284)
Total Liabilities and (Deficit) Equity	$10,857	$10,710

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(dollars in millions)	2021	2020	2021	2020
Operating Activities:
Net income from operations	$379	$265	$731	$467
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	51	49	102	92
Stock compensation cost	17	16	31	27
Loss on fixed asset impairment	—	—	—	55
Change in:
Accounts receivable, net	(40)	57	(54)	(59)
Contract assets and liabilities, current	(103)	(89)	225	266
Inventories, net	22	(22)	(17)	(71)
Accounts payable	95	233	124	17
Pension contributions	(5)	(10)	(18)	(20)
Other operating activities, net	117	165	(6)	49
Net cash flows provided by operating activities	533	664	1,118	823
Investing Activities:
Capital expenditures	(40)	(36)	(84)	(75)
Investments in businesses and intangible assets, net of cash acquired	(27)	(11)	(51)	(16)
Proceeds from sale of (investments in) equity securities	58	—	40	(51)
Other investing activities, net	(8)	(3)	28	—
Net cash flows used in investing activities	(17)	(50)	(67)	(142)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(3)	(35)	(345)	1
Issuance of long-term debt, net	—	—	199	6,300
Payment of long-term debt issuance costs	—	—	(2)	(43)
Net transfers from (to) UTC	—	220	—	(6,330)
Dividends paid on Common Stock	(102)	(87)	(189)	(87)
Repurchases of Common Stock	(206)	—	(506)	—
Dividends paid to noncontrolling interest	(23)	(22)	(55)	(43)
Other financing activities, net	(8)	—	(18)	22
Net cash flows provided by (used in) financing activities	(342)	76	(916)	(180)
Summary of Activity:
Net cash provided by operating activities	533	664	1,118	823
Net cash used in investing activities	(17)	(50)	(67)	(142)
Net cash provided by (used in) financing activities	(342)	76	(916)	(180)
Effect of foreign exchange rate changes on cash and cash equivalents	25	17	8	(33)
Net increase in cash, cash equivalents and restricted cash	199	707	143	468
Cash, cash equivalents and restricted cash, beginning of period	1,745	1,220	1,801	1,459
Cash, cash equivalents and restricted cash, end of period	1,944	1,927	1,944	1,927
Less: Restricted cash	21	15	21	15
Cash and cash equivalents, end of period	$1,923	$1,912	$1,923	$1,912

Otis Worldwide Corporation
Free Cash Flow Reconciliation

	Quarter Ended June 30,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$326		$224
Net cash flows provided by operating activities	$533		$664
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		163%		296%
Capital expenditures	(40)		(36)
Capital expenditures as a percentage of net income attributable to common shareholders		(12)%		(16)%
Free cash flow	$493		$628
Free cash flow as a percentage of net income attributable to common shareholders		151%		280%

	Six Months Ended June 30,
	(Unaudited)
(dollars in millions)	2021		2020

Net income attributable to common shareholders	$634		$389
Net cash flows provided by operating activities	$1,118		$823
Net cash flows provided by operating activities as a percentage of net income attributable to common shareholders		176%		212%
Capital expenditures	(84)		(75)
Capital expenditures as a percentage of net income attributable to common shareholders		(13)%		(19)%
Free cash flow	$1,034		$748
Free cash flow as a percentage of net income attributable to common shareholders		163%		192%